Exhibit 10.3
March 2, 2005

Dear Don,

You and the Board of Directors of Walter Industries, Inc. ("the Company") recently agreed on the terms of your retirement from the positions of Chairman, Chief Executive Officer and President of the Company. The Board believes it is in the best interest of the Company for you to remain in those positions while we conduct a search for your successor. In exchange for your willingness to do so, we have agreed as follows:

         1) You will remain in the employ of the Company at your current annual base salary until your successor is elected by the Board to the position of Chief Executive Officer of the Company, and for up to 30 days thereafter if requested by your successor in order to achieve a smooth transition. Your retirement date will occur at the end of such period of employment, extended by any unused vacation days for the current year.

         2) Your retirement pursuant to paragraph 1 above will entitle you to the benefits set forth in paragraph 5 of your letter agreement with the Company dated as of November 2, 2000 (the "Letter Agreement"), including the additional benefits specified in paragraphs 4(c) and 4(e) of the Letter Agreement for the period of time specified in the Letter Agreement. Your retirement date will be the beginning date of such period.

         3) The pro-rata bonus to be paid for the current year will be calculated on the basis of (a) year-to-date performance against plan in respect of the financial goals and (b) 100% of target for the personal goals. Performance against plan will be measured as of the month end nearest to your last day of active service. The additional twelve months' bonus to be paid will be calculated at the target level of 100% of base pay. These bonus payments will be made as soon as practicable following your retirement.

         4) Following your retirement date, at your discretion, the Company will pay up to $253,750 for reasonable services to assist you in seeking employment elsewhere. Any such payments will be made directly to a reputable agency of your choice during the 24-month period following the date of your retirement.

         5) The Compensation and Human Resources Committee of the Board has authorized the following, contingent upon your remaining in the employ of the Company as described in paragraph 1 hereof:

                  (a) You will have three years from your retirement date to exercise your vested options.

                  (b) Your balance in the Walter Industries Executive Deferred Compensation and Supplemental Retirement Plan (the "Supplemental Plan") is fully vested per the Plan's provisions. If your retirement has occurred prior to November 2, 2005, on the date of your retirement the Company will make a one-time accrual to your Supplemental Plan balance in an amount equal to the unvested balance in your Retirement Savings Plan account, which unvested balance is currently $13,915.78.

To acknowledge this understanding of our agreement, please sign where indicated below and return a copy of this letter to me.

On behalf of the Board,

/s/ Donald N. Boyce
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Accepted and Agreed:

/s/ Don DeFosset
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